Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports First Quarter 2015 Results

— Third Consecutive Quarter of Positive Comp Sales —

PHILADELPHIA — June 8, 2015 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, announced the following results for the thirteen weeks (first quarter) ended May 2, 2015.

Sales

Sales for the thirteen weeks ended May 2, 2015 increased by $3.4 million, or 0.6%, to $542.3 million from $538.8 million for the thirteen weeks ended May 3, 2014. Comparable sales increased 0.8%, consisting of an increase of 1.3% in comparable service revenue and an increase of 0.6% in comparable merchandise sales. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue increased 1.9%, while comparable retail sales decreased 0.5%.

Earnings

Net earnings for the first quarter of fiscal 2015 were $11.9 million ($0.22 per share) as compared to net earnings of $1.6 million ($0.03 per share) recorded in the first quarter of fiscal 2014. Operating profit for the first quarter of fiscal 2015 increased to $23.1 million from $6.0 million recorded in the first quarter of fiscal 2014. The 2015 results included, on a pre-tax basis, a $10.0 million sale of a leasehold interest offset by a $0.8 million asset impairment charge. The 2014 results included, on a pre-tax basis, a $1.2 million asset impairment charge and $4.0 million in litigation accruals.

Commentary

“We are pleased to report the third consecutive quarter of positive comparable stores sales,” said interim CEO John Sweetwood. “Once again, tires, commercial, fleet and digital led the way. More importantly, we improved our operating profit by 24% (excluding the discrete items discussed above) by maintaining our gross profit margins and reducing SG&A expense.”

John continued, “During the quarter, we also generated $10.0 million from the sale of a leasehold interest, a portion of which was reinvested into our next Road Ahead market — Baltimore — that is scheduled to be grand re-opened in July.”

About Pep Boys

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With over 7,500 service bays in over 800 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The words “guidance,” “expect,” “anticipate,” “estimates,” “targets,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include, but are not limited to, management’s expectations regarding implementation of its long-term strategic plan and actions taken or contemplated to enhance shareholder value, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability, the effects of regulation and litigation, statements regarding the anticipated proxy contest by GAMCO Asset Management Inc, and the other participants in its solicitation and statements regarding actions taken or contemplated with respect to corporate and board governance. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs, risks related to the actions of GAMCO and its affiliates as well as other activist shareholders, including the amount of related costs incurred by the Company and the disruption caused to the Company’s business activities and the additional factors described in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the first quarter will be broadcast live on Tuesday, June 9 at 8:30 a.m. EDT over the Internet at the Vcall website, located at www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of Tuesday, June 9 on Pep Boys’ website at www.pepboys.com. In addition, Pep Boys’ investor presentation, also available at www.pepboys.com, will be updated to reflect the Company’s year-to-date results.

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Investor Contact:

David Stern

(215) 430-9727

Email: investorrelations@pepboys.com

Pep Boys Financial Highlights

Thirteen weeks ended	May 2, 2015	May 3, 2014

Total revenues	$542,261,000	$538,821,000

Net earnings	$11,893,000	$1,608,000

Basic earnings per share:
Average shares	54,094,000	53,470,000

Basic earnings per share:	$0.22	$0.03

Diluted earnings per share:
Average shares	54,184,000	54,009,000

Diluted earnings per share:	$0.22	$0.03